UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2008

APEX SILVER MINES LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands, British West Indies	1-13627	98-0514342
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Walker House Mary Street George Town, Grand Cayman Cayman Islands, British West Indies	Not Applicable
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Signature

Item 1.01                     Entry into a Material Definitive Agreement

As announced on November 14, 2008,  Apex Silver Mines Limited (“Apex Silver”) entered into a non-binding letter of intent with Sumitomo Corporation (“Sumitomo”) providing for the sale of Apex Silver’s interest in the San Cristobal mine to Sumitomo for a cash purchase price of $22.5 million, payable at the closing of the sale.  Apex Silver would continue to manage the mine following the sale.  Apex Silver and Sumitomo are continuing to negotiate definitive documentation related to this transaction.  Upon completion of the sale, the holders of Apex Silver’s $290 million convertible notes would be entitled, under the existing terms of the notes, to redeem the notes for cash.  The non-binding letter of intent is subject to significant conditions, including the restructuring of Apex Silver’s convertible notes in a voluntary reorganization under chapter 11 of the U.S. Bankruptcy Code.

The following agreements were entered into in furtherance of Apex Silver’s restructuring and to facilitate its continuing operations.

Fourth Amendment to San Cristobal Project Financing Agreements

On December 12, 2008, Apex Silver and certain of its subsidiaries including its 65% owned indirect subsidiary, Minera San Cristobal, S.A. (“MSC”), entered into the Fourth Omnibus Amendment Agreement to the Common Security Agreement dated as of December 1, 2005 with the lenders party thereto and Sumitomo and certain of Sumitomo’s subsidiaries.  Sumitomo owns an indirect 35% interest in MSC.  Apex Silver, MSC and Sumitomo also entered into a Termination, Release and Settlement Agreement on that date with each of BNP Paribas and Barclays PLC.  Pursuant to the Fourth Omnibus Amendment Agreement and the Termination, Release and Settlement Agreements, the derivative positions established pursuant to the San Cristobal project financing arrangements were terminated.  Apex Silver paid approximately $59.0 million, or 65%, of the final net settlement amounts with respect to the derivative positions, and repaid Sumitomo $7.5 million in respect of 65% of funding previously provided by Sumitomo to MSC to settle certain derivative positions.  Apex Silver made these payments from $91.0 million previously deposited by Apex Silver as cash collateral for the benefit of the counterparties to the derivative positions.  Apex Silver received the remaining cash collateral, totaling $24.5 million.

Fifth Amendment to San Cristobal Project Financing Agreements

On December 17, 2008, Apex Silver and certain of its subsidiaries including MSC entered into the Fifth Omnibus Amendment Agreement to the Common Security Agreement dated as of December 1, 2005 with the lenders party thereto, Sumitomo and certain of Sumitomo’s subsidiaries.  Pursuant to the Fifth Omnibus  Amendment Agreement, Sumitomo acquired 90% of the San Cristobal project finance loans from the lenders at par plus accrued interest, together with the right to exercise the remedies of the lenders under the project finance facility against MSC, Apex Silver and other Apex Silver subsidiaries.  As previously reported in Apex Silver’s quarterly report on Form 10-Q for the quarter ended September 30, 2008, Apex Silver anticipates that Sumitomo, as the current holder of the San Cristobal project finance loans and the rights to exercise remedies against MSC, will have the right to accelerate all indebtedness outstanding upon a default by MSC or Apex Silver and its affiliates thereunder including the circumstances described in the Form 10-Q.  As noted in that filing, Apex Silver does not have, and does not expect to have, sufficient cash to fully settle its share of the obligations if they were to become immediately due and payable and has reclassified such obligations as short-term in its consolidated balance sheets.

Fourth Amendment to Sumitomo Loan Agreement

On December 17, 2008, MSC entered into a fourth amendment (the “Amendment”) to the Loan Agreement dated August 11, 2008 (the “Loan Agreement”) with SC Minerals Aktiebolag, a subsidiary of Sumitomo (“SC Minerals”).  SC Minerals is the 35% shareholder of MSC.

Under the terms of the Amendment, SC Minerals has agreed to increase by $25 million the amount available for borrowing by MSC (the “Additional Loan Amount”).  The Additional Loan Amount may be used solely to fund MSC’s operating expenses.  The Additional Loan Amount is in addition to the $50 million already borrowed by MSC pursuant to the original terms of the Loan Agreement and the $75 million borrowed by MSC in the aggregate pursuant to the First Amendment to the Loan Agreement, Second Amendment to the Loan Agreement and Third Amendment to the Loan Agreement, dated October 1, October 31, and November 25, 2008, respectively.  The Additional Loan Amount may be borrowed by MSC at any time on or before December 31, 2008.  Apex Silver expects that MSC will borrow the full Additional Loan Amount on December 22, 2008.

Except as stated above, the Additional Loan Amount is subject to the same terms and conditions set forth in the Loan Agreement, as disclosed in the Company’s Current Report on Form 8-K dated August 11, 2008.  If the full amount available under the amended Loan Agreement is fully drawn (including the Additional Loan Amount), no payments are made by MSC prior to maturity, and SC Minerals were to convert all amounts payable into MSC shares as of the maturity date, Apex Silver’s indirect ownership interest in MSC would be reduced to approximately 40.5% (approximately 48.2% on conversion of principal only).

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The matters described under the heading “Fourth Amendment to Sumitomo Loan Agreement” in Item 1.01 of this Form 8-K are incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 18, 2008

Apex Silver Mines Limited

By:	/s/ Gerald J. Malys
Name: Gerald J. Malys
Title: Senior Vice President and Chief Financial Officer